Exhibit 99.2

COMMERCE ENERGY, INC.

600 Anton Boulevard

Suite 2000

Costa Mesa, CA 92626

Commerce Energy Group, Inc.

600 Anton Boulevard

Suite 200

Costa Mesa, CA 92626

Ladies and Gentlemen:

You and our secured lenders (being AP Finance, LLC and Commerce Gas and Electric Corp.) have notified us that a default exists under the Note and Warrant Purchase Agreement dated August 21, 2008 and the Security Agreement of the same date between us and AP Finance, LLC (as amended and assigned, the “Secured Debt”).  You have confirmed to us that, immediately prior to the effectiveness of this Agreement, AP Finance, LLC will have sold and assigned to Commerce Gas and Electric Corp., and Commerce Gas and Electric Corp. will have accepted and assumed, all of AP Finance, LLC’s remaining right, title and interest in and to, and obligations under, the Secured Debt.  We understand that the secured lenders have proposed to accept: (1) 100% of the shares of stock in us, and (2) all shares of stock of Power Efficiency Corporation owned by you, which are pledged as collateral for the Secured Debt, in satisfaction of that debt (the “Debt Satisfaction Transaction”).  We would benefit significantly from the satisfaction of the Secured Debt, and to induce you to accept the proposal from our secured lenders we agree with you as follows:

1.               We will pay to you today a dividend of $3,100,000 which you agree to hold in trust until you accept the proposal and promptly return if you do not confirm your written acceptance of the proposal to AP Finance, LLC and Commerce Gas and Electric Corp. on or prior to 5:00 p.m. PST, December 12, 2008.

2.               We confirm that, with respect to all contracts on which you and we are jointly liable, or with respect to which you have guaranteed our obligations, including all those which are set out as items 7 through 13 on Schedule A, we will fully perform.  We will pay and perform all of our accounts, trade payables or other matters arising from the operation of the business of Commerce Energy, Inc. (regardless of by whom such claim is payable), all contracts of Commerce Energy Group, Inc. listed on Schedule A to this letter, and contracts of Commerce Energy Group, Inc. related to the business and operations of Commerce Energy, Inc. not listed involving aggregate payments or other consideration payable or receivable by or to Commerce Energy Group, Inc. thereunder over the term of each such contract of less than $100,000 per contract.  We will indemnify you and your directors, officers, employees, representatives and agents against any loss, claim, cause of action, liability, damage or expense based on or arising from our failure to perform any of such obligations or agreements or from claims made against you because you were our shareholder, excluding claims based on or arising from federal or state securities laws, environmental laws, or income tax laws.

3.               We will make available to your accountants all records and reasonable assistance needed to file federal and state income tax returns for your fiscal year ended July 31, 2008 and for the period ending on the date your stockholders approve dissolution or dissolution otherwise occurs, provided such dissolution occurs in 2009.  You agree that we may review and comment upon such returns before they are filed.  We agree that any liability on such returns attributable to our operations is our responsibility, but you and we confirm that our tax advisors have determined no state or federal income tax is currently due or anticipated to be due.

4.               We hereby assume responsibility for the sponsorship and administration of your employee benefit plans which cover our employees, except for the Commonwealth Energy Corporation 1999 Equity Incentive Plan, the Commerce Energy Group, Inc. 2006 Stock Incentive Plan, and the Commerce Energy Group, Inc. Amended and Restated 2005 Employee Stock Purchase Plan, which you will terminate.  You and we will cooperate to obtain any required consents of third parties as soon as practicable.  To the extent that the consent of a third party is required in respect of an employee benefit plan, such assumption hereunder will not be effective until such consent is obtained, but we will nonetheless pay any amounts for which you would be responsible for such plan.  We will pay all costs to document such transfer of responsibility (including costs in respect of appropriate plan amendments to remove you as sponsor or fiduciary).  It is acknowledged that it is our mutual intent that such assumptions hereunder take place effective as of today, to the extent permitted by the applicable plans and the providers thereof.

5.               We hereby assume all liability for that certain Lease dated as of July, 2006 between SP IV Millennium Center, L.P. and Commerce Energy Group, Inc. for Suite 950-East, at Urban Towers-East, 222 West Las Colinas Boulevard, Irving, Texas as amended by Amendment No. 1 dated as of September 12, 2007, and you hereby assign to us all rights and benefits thereunder (including, without limitation, all rights to any refund or return of deposits or like amounts thereunder), and we will indemnify you and your directors, officers, employees, representatives and agents for any loss, claim, cause of action, liability, damage or expense based on or arising from such lease.

6.               We hereby assume all responsibility for the defense of the proceedings identified on Schedule B to this Agreement and all related claims and will indemnify you and hold you and your directors, officers, employees, representatives and agents harmless from and against any loss, claim, cause of action, liability, damage or expense arising in connection with such matter.  You will provide us with all requested cooperation and assistance in connection with our conduct of the defense of such proceedings as we may from time to time require.

7.               We will assume the amended employment agreements with the individuals referred to on Schedule C to this letter on such terms as are mutually acceptable to us and such individuals as described in items 1, 2, 4 and 5 of Schedule A.

8.               We will pay $218,000 of the premiums for a six year extension of policies No. 610-61-40 (D&O), ELU105497-08 (D&O Excess), HS-0303-2136-070608 (Side A) and 00-667-19-79 (EPLI) issued by American Insurance Group or one of its subsidiaries (it being acknowledged that you will pay the balance of the premiums owing in respect of such policies).

9.               We will store your corporate records and make them available to your officers, representatives or agents for the purpose of winding up your corporate affairs provided that we shall have no duty except to exercise reasonable care.  After December 31, 2012 we shall have the right to destroy these records unless you or your representatives have requested delivery of the records to them at their expense.

10.         We will permit Mr. Douglas Mitchell as part, but not all, of his employment by us while it continues pursuant to his amended employment agreement, to administer the orderly winding up of your business and will provide him reasonable administrative and office support (irrespective of the length of time his employment with us continues) for a period of three (3) months following the Debt Satisfaction Transaction.

11.         We agree to execute and deliver such assignment and assumption agreements or other instruments, and take such other actions, as you may reasonably request to further document, confirm or carry out the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

COMMERCE ENERGY, INC.,
a California corporation

By:	/s/ C. Douglas Mitchell
Name:	C. Douglas Mitchell
Title:	CFO

Accepted, agreed and confirmed this 11th day of December, 2008.

COMMERCE ENERGY GROUP, INC.,
a Delaware corporation

By:	/s/ C. Douglas Mitchell
Name:	C. Douglas Mitchell
Title:	CFO